Exhibit 10.39

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 29, 2014 and is entered into by and between CHROMADEX CORPORATION, a Delaware corporation, and each of its subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities that are initially Affiliates of the Agent and, subject to Section 11.7 of this Agreement, from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.           Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Five Million Dollars ($5,000,000.00) (the "Term Loan"); and

B.           Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means November 1, 2015.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrower’s Principal Market” shall mean the following exchanges or markets on which the Common Stock of the Borrower is then listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, LLC., the OTC Bulletin Board, or the OTCQB published by OTC Market Group, LLC (or any similar organization or agency succeeding to its functions of reporting prices).

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii)sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of Borrower; provided, however, a Registered Public Offering or private placement in connection with any bona fide equity raise shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $20,000, which fee has been received by Lender, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $50,000, representing one percent (1.0%) of Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest-Only Period” means the period beginning on the Closing Date and expiring on October 31, 2015.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary other than a Foreign Subsidiary and ChromaSolar, Inc. (to the extent it is exempt pursuant to Section 7.13), a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Subordination Agreement (if any)[, the Guaranty,] and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower, taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Five Million and No/100 Dollars ($5,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors (including suppliers) incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $250,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates of Borrower, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent; (x) Investments in Foreign Subsidiaries other than Foreign Subsidiaries in existence on the date hereof approved in advance in writing by Agent (such approval not to be unreasonably withheld or delayed); (xi) Investments consisting of in-kind contributions in Foreign Subsidiaries in existence on the date hereof; (xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (xiii) cash Investments in Foreign Subsidiaries and ChromaSolar, Inc. not to exceed $25,000 in the aggregate; (xiv) additional Investments that do not exceed $250,000 in the aggregate; and (xv) Indebtedness to advisory board members, consultants, officers and directors as disclosed in Schedule 1A.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) exclusive and non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) sales, transfers and assignments of the Investments set forth on Schedule 1B, and (v) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Registered Public Offering” means an offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

        “SBA” shall have the meaning assigned to such term in Section 7.15.

“SBIC” shall have the meaning assigned to such term in Section 7.15.

“SBIC Act” shall have the meaning assigned to such term in Section 7.15.

“SEC Filings” means all of the Borrower’s Quarterly Reports on Form 10-Q, annual Reports on Form 10-K and Current Reports on Form 8-K and registration statements filed by the Borrower with the Securities and Exchange Commission since January 1, 2012 and made available to the public through the EDGAR System.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.

“Subordination Agreement” means any written subordination agreement among Borrower, Agent and the subordinating creditor thereunder regarding specific Subordinated Indebtedness, as applicable.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a floating per annum rate of interest equal to the greater of either (i) 9.35% plus the prime rate as reported in The Wall Street Journal minus 3.25%, and (ii) 9.35%.

“Term Loan Maturity Date” means April 1, 2018.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant Agreement” means a completed and executed Warrant Agreement in substantially the form attached hereto as Exhibit J.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 [Intentionally Omitted.]

2.2 Term Loan.

(a) Advances.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $2,500,000 on the Closing Date.  Beginning after the Closing Date, and continuing until July 31, 2015, Borrower may request an additional Term Loan Advance in an aggregate amount of up to $2,500,000 (the “Second Advance”).  In the event that Borrower shall request the Second Advance then Lender will severally (and not jointly) make the Second Advance in an amount not to exceed its respective additional Term Commitment. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b) Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date) to Agent.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the applicable conditions precedent to such Term Loan Advance (Section 4.1 and Section 4.3 with respect to an initial Advance Request and Section 4.2 and Section 4.3 with respect to any subsequent Advance Request) is satisfied as of the requested Advance Date.

(c) Interest.  The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment.  Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date and continuing during the Interest-Only Period.  Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations are repaid.  The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance.

(e) Optional Payment in Cash or Conversion to Common Stock of Monthly Amount or Prepayment Principal Amount.

(i) Borrower Election for Payment in Cash or Conversion to Common Stock.  Subject to satisfaction of the Conversion Conditions and compliance with the other terms and conditions of this Section 2.2(e), Borrower may elect to pay, in whole or in part, any regularly scheduled installment of principal (a “Principal Installment Payment”) up to an aggregate maximum amount of $500,000 by converting a portion of the principal of the Term Loan into shares of Common Stock in lieu of payment in cash (such option, the “Conversion Option”).  In order to validly exercise a Conversion Option, Borrower (A) must deliver written notice thereof, in the form attached hereto as Exhibit I-1, to Agent (a “Borrower Conversion Election Notice”) five (5) days prior to the applicable due date of the Principal Installment Payment (the “Principal Installment Due Date”) and (B) shall notify the Borrower’s transfer agent of the number of shares of Common Stock to be registered in the name of each Lender by no later than the first trading day following the applicable Principal Installment Due Date (such date, the “Delivery Date”) such aggregate number of shares of Common Stock to

(ii) be issued to Lender with respect to such Borrower Conversion Election Notice, as determined in accordance with this Section 2.2(e) (which shares shall be free of any restrictions on transfer), by no later than the first trading day following the applicable Delivery Date.  All payments in respect of a Principal Installment Payment shall be made in cash, unless (i) Borrower timely delivers a Borrower Conversion Election Notice in accordance with the immediately preceding sentence, (ii) Borrower timely credits the shares of Common Stock to each Lender, free of restrictive legends, in accordance with this Section 2.2(e) and (iii) the Conversion Conditions are satisfied in respect of such payment.  A Borrower Conversion Election Notice, once delivered by Borrower, shall be irrevocable unless otherwise agreed, in writing, by each Lender.  If Borrower elects to make a Principal Installment Payment, in whole or in part, through conversion of such amount into shares of Common Stock, the number of such shares of Common Stock to be issued in respect of such Principal Installment Payment shall be equal to the number determined by dividing (x) the principal amount to be paid in shares of Common Stock by (y) the Fixed Conversion Price.  For purposes hereof, the “Fixed Conversion Price” shall be $1.293; provided, however, that upon the occurrence of any stock split, stock dividend, combination of shares or reverse stock split pertaining to the Common Stock, the Fixed Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Common Stock issued and outstanding as a result of such stock split, stock dividend, combination of shares or reverse stock split.  Any shares of Common Stock issued pursuant to a Borrower Conversion Election Notice shall be deemed to be issued upon a partial conversion of the principal of the Note.

(iii) Conversion Conditions.  Notwithstanding the foregoing, Borrower’s right to deliver, and Lender’s obligation to accept, shares of Common Stock in lieu of payment in cash of a Principal Installment Payment is conditioned on the satisfaction of each of the following conditions (the “Conversion Conditions”) as of such Delivery Date: (A) the closing price of the shares of Common Stock as reported by Bloomberg, L.P. on the  Borrower’s Principal Market for each of the seven (7) consecutive trading days immediately preceding the Delivery Date shall be greater than or equal to the Fixed Conversion Price; (B) the Common Stock issued in connection with any such payment does not exceed 15% of the total trading volume of the Common Stock for the twenty-two (22) consecutive trading days immediately prior to and including such Delivery Date; (C) only one Borrower Conversion Election Notice may be given in any calendar month during the amortization period; (D) the aggregate principal amount to be paid in shares of Common Stock pursuant to Section 2.2(e)(i) of this Agreement shall not exceed Five Hundred Thousand Dollars ($500,000); (E) the Common Stock is (and was on each of the twenty-two (22) consecutive trading days immediately preceding such Delivery Date) quoted or listed on the Borrower’s Principal Market  or other national securities exchange; (F) a registration statement is effective and available for the resale of all of the shares of Common Stock to be delivered on such Delivery Date, or such shares of Common Stock are eligible for resale to the public pursuant to Rule 144 without any limitation; (G) after giving effect to the issuance of such shares of Common Stock to Lender, Lender would not (1) beneficially own, together with its Affiliates, Common Stock in excess of the limitations specified in subsection (d) below and (2) have been issued shares of Common Stock pursuant to all Borrower Conversion Election Notices in

(iv) an aggregate amount in excess of the Cap, as defined in subsection 2.2(e)(iv) below; (H) as of such Delivery Date, there is no outstanding Event of Default and there is no breach or default that, if left uncured, would result in an Event of Default; and (I) Borrower shall have sufficient authorized but unissued shares of Common Stock to provide for the issuance of the shares of Common Stock pursuant to the Borrower Conversion Election Notice.  If any of the Conversion Conditions are not satisfied as of a Delivery Date, Borrower shall not be permitted to pay, and Lender shall not be obligated to accept, the Principal Installment Payment in shares of Common Stock, and Borrower shall instead pay such principal amount in cash; provided, however, that the Conversion Conditions above may be waived by a writing executed by both Borrower and the Agent.  In the event Borrower is relying upon an effective registration statement to satisfy clause (F) of the Conversion Conditions, each of Borrower and Lender shall provide customary indemnification to one another with respect to such registration statement in a form acceptable to Borrower and Lender.  By no later than the third trading day following the Delivery Date, Borrower shall (provided that Borrower’s transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company) credit to Lender the shares of Common Stock to be delivered by Borrower with respect to the portion of the Principal Installment Payment being paid in shares of Common Stock.  Notwithstanding any other provision of this Agreement, Borrower and Lender agree that no exercise of any Conversion Option by Borrower or Lender and no issuance of any shares of Common Stock pursuant to this Section 2.2(e) shall take place, during any period in which Borrower’s counsel has advised Borrower that sales of Common Stock should not be made under applicable law or regulation of any federal or state governmental authority or regulatory body.

(v) Lender Election for Payment in Cash or Conversion to Common Stock.  Subject to satisfaction of the Conversion Conditions and compliance with the other terms and conditions of this Section 2.2(e), with respect to any Principal Installment Payment scheduled from Borrower, a Lender may elect to receive such payment in Common Stock by requiring Borrower to effect a Conversion Option.  In order to effect such a Conversion Option, the Lender shall deliver a conversion election notice in the form attached hereto as Exhibit I-2 (a “Lender Conversion Election Notice”) to Borrower five (5) days prior to the applicable Principal Installment Due Date.  Borrower shall notify Borrower’s transfer agent of the number of shares of Common Stock to be registered in the name of each Lender by no later than the first trading day following the applicable Delivery Date, with respect to such Lender Conversion Election Notice, as determined in accordance with this Section 2.2(e) (which to the extent Lender has held the applicable Note for at least six (6) months and the other requirements of Rule 144 (or its successor rule) under the Securities Act of 1933, as amended, are otherwise also satisfied at the time of the applicable conversion, such shares shall be free of any restrictions on transfer), by no later than the first trading day following the applicable Delivery Date.  A Lender Conversion Election Notice, once delivered by a Lender, shall be irrevocable unless otherwise agreed, in writing, by Borrower.  If Lender elects to receive a Principal Installment Payment in whole or in part, through conversion of such amount into shares of Common Stock, the number of such shares of Common Stock to be

(vi) issued in respect of such Principal Installment Payment shall be equal to the number determined by dividing (x) the principal amount to be paid in shares of Common Stock by (y) the Fixed Conversion Price; provided, however, that upon the occurrence of any stock split, stock dividend, combination of shares or reverse stock split pertaining to the Common Stock, the Fixed Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Common Stock issued and outstanding as a result of such stock split, stock dividend, combination of shares or reverse stock split.  Any shares of Common Stock issued pursuant to a Lender Conversion Election Notice shall be deemed to be issued upon partial conversion of the principal of the Note. Notwithstanding the foregoing, Lender’s right to receive, and Borrower’s obligation to issue, shares of Common Stock in lieu of payment in cash of a Principal Installment Payment is conditioned on the satisfaction of each of the Conversion Conditions (other than 2.2(e)(ii)(C)) and each of the following additional conditions as of such Delivery Date: (A) only one Lender Conversion Election Notice may be given in any calendar month during the amortization period; and (B) the aggregate principal amount to be paid in shares of Common Stock pursuant to Section 2.2(e)(iii) of this Agreement shall not exceed Five Hundred Thousand Dollars ($500,000).

(vii) Beneficial Ownership Limitation.  Notwithstanding any provision herein to the contrary, Lender, together with its Affiliates, shall not be permitted to beneficially own a number of shares of Common Stock (other than shares that may be deemed beneficially owned except for being subject to a limitation analogous to the limitation contained in this Section 2.2(e)(iv) in excess of 9.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of Borrower and Lender that Lender, together with its Affiliates, not be deemed at any time to have the power to vote or dispose of greater than 9.99% of the number of shares of Common Stock issued and outstanding at any time; provided, however, that Lender shall have the right, upon 61 days’ prior written notice to Borrower, to waive the 9.99% limitation of this subsection.  Notwithstanding anything contained herein to the contrary, Borrower shall not be required to issue or permitted to issue to Lender, and Lender shall not be required or permitted to accept, shares of Common Stock pursuant to a Conversion Election Notice if and to the extent such issuance, when taking together with all other issuances pursuant to prior Conversion Election Notices, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the date of this Agreement or (B) Lender, together with its Affiliates, beneficially owning in excess of 19.99% of the outstanding Common Stock (each of clauses (A) and (B) are referred to herein as the “Cap”). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For any reason at any time, upon written or oral request of Lender, Borrower shall within two business days confirm orally and in writing to Lender the number of shares of Common Stock then issued and outstanding as of any given date.

(viii) Rule 144. With a view to making available to Lender the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit Lender to sell shares of Common Stock issued pursuant to Section 2.2(e) of this Agreement to the public without registration, Borrower covenants and agrees to:  (i) make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of the shares of Common Stock issued pursuant to Section 2.2(e) of this Agreement may be sold without restriction by Lender pursuant to Rule 144 or any other rule of similar effect; (ii) file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Borrower under the 1934 Act; and (iii) furnish to Lender upon request, as long as Lender owns any shares of Common Stock issued pursuant to Section 2.2(e) of this Agreement, such information as may be reasonably requested in order to avail Lender of any rule or regulation of the SEC that permits the selling of any such shares of Common Stock without registration.

(ix) Stock Reservation.  Borrower covenants and agrees to reserve from its duly authorized capital stock not less than the number of shares of Common Stock that may be issuable upon payment of any Principal Installment Payment pursuant to Section 2.2(e) of this Agreement.  Borrower further represents, warrants and covenants that, upon issuance of any shares of Common Stock pursuant to Section 2.2(e) of this Agreement, such shares of Common Stock shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

(x) Authorization.  For so long as Lender holds any shares of Common Stock issued pursuant to Section 2.2(e) of this Agreement, Borrower shall maintain the Common Stock’s authorization for listing on the Borrower’s Principal Market and Borrower shall not take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on the Borrower’s Principal Market .

2.3 Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in 2.2(c), plus four percent (4%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5 Prepayment.  At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 1.0% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon a Change in Control.

2.6 End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of 3.75% of all amounts drawn under the Term Loan.  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7 Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8 Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property to the extent Borrower has rights there in is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include such Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) executed originals of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant Agreement and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Agent’s and Lender’s current reasonable and documented expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f) evidence of insurance contemplated pursuant to Section 6.1 and 6.2; and

(g) such other documents as Agent may reasonably request.

4.2 Second Advance.  On or before the Advance Date of the Second Advance, Agent shall have conducted an inspection/field examination of the Collateral, the results of which shall be reasonably satisfactory to Agent.  Agent shall schedule such inspection promptly after Borrower’s request, it being the expectation of Borrower and Lender to have the inspection results finalized before March 31, 2015.

4.3 All Advances.  On each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and as to the matters set forth in the Advance Request.

4.4 No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2 Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations .

5.3 Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or to the knowledge of the Borrower, any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement that has been filed with the SEC as an exhibit to any SEC Filing or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents and the Warrant Agreement on behalf of the Borrower are duly authorized to do so.

5.4 Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities.  Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6 Laws. To the knowledge of the Borrower, Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any material respect under any provision of any material agreement or instrument, in each instance that is attached as an exhibit to an SEC Filing evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters.  Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims.  Except as disclosed in Schedule 5.9, Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements filed as an Exhibit to an SEC Filing under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property.  Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC.  Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products.  Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  To the best of Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans.  Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage.  For so long as any Indebtedness the Secured Obligations pursuant to any of the Loan Documents remain outstanding, Borrower shall cause to be carried and maintained commercial general liability insurance, on a claims-made form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  Borrower has and agrees to maintain a minimum of $2,000,000 of errors and omissions insurance in connection with its professional and consulting activities for each occurrence and $2,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also maintain a key man life insurance policy for the Chief Executive Officer/president in form and substance reasonably satisfactory to Agent, naming Agent as designated payee.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a designated payee for the key man life insurance policy, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements in form and substance reasonably acceptable to the Agent for all risk property damage insurance.  All certificates of insurance will provide for a minimum of ten (10) days advance written notice to Agent of cancellation or due to a non-payment of premium.

6.3 Indemnity.  Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting  primarily from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports.  Borrower shall furnish to Agent unless otherwise made available in a filing with the Securities and Exchange Commission on the EDGAR System with a link to the applicable filing emailed to Agent at the addresses set forth below, the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or, to the knowledge of the Borrower, against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by the Borrower’s current independent auditors or by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)  as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) as soon as practicable (and in any event within 15 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock (as applicable) and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) at the same time and in the same manner as it gives to its directors, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, and within 30 days after each such meeting, minutes of such meeting, provided that in all cases Borrower may exclude confidential compensation information and all information pertaining to executive sessions and corporate financings.

(h) financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 45 days following the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on the last Saturday of the calendar year.

The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to cnorman@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to cnornman@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights.  Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours.  Such inspections shall be conducted no more often than once every six months unless an Event of Default has occurred and is continuing, in which case such inspections shall occur as often as Lender shall determine is appropriate. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3 Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents reasonably requested by Agent to perfect or give the highest priority to Agent’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may be requested by Agent, and take all further action that may be necessary or desirable, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5 Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property.  Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property.

7.6 Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers.  Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9 Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10 Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts.  Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.

7.13 Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement.  Notwithstanding the above, ChromaSolar, Inc. shall be exempt from the requirement to execute and deliver a Joinder Agreement until such time as its aggregate assets including revenues exceed $25,000.

7.14 Notification of Event of Default.  Borrower shall notify Agent immediately of the occurrence of any Event of Default, such notice to be sent via facsimile to Agent.

7.15 Agent and Lender have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”).  Portions of the loan to Borrower will be made under the SBA license and the SBIC Act.  Addendum 1 to this Agreement outlines various responsibilities of Agent, Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.16 Post-Closing Items.  Borrower shall use its commercially reasonable efforts to deliver or cause to be delivered the documents listed on Schedule 7.16 on or before the corresponding dates set forth on Schedule 7.16.

SECTION 8. [RESERVED.]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent in auto-debiting Borrower’s account, or of any depositary institution that is crediting by ACH or wiring such payment if Borrower had the funds to make the payment when due and makes the payment within three (3) days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15 and 7.16), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15 and 7.16, the occurrence of such default; or

9.3 Material Adverse Effect.  A circumstance has occurred that results in a Material Adverse Effect; or

9.4 Representations.  Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.5 Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6 Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business;

9.7 Other Obligations.  The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $50,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect;

9.8 Enforcement Actions.  The pursuit by the SEC of criminal and/or civil charges against Borrower and/or any of its current or former officers and directors in connection with the Bluescience asset sale and any transactions related thereto, including without limitation the accounting treatment of any equity or convertible note or notes; or

9.9 Notwithstanding any contrary provision of this Agreement, in the event that the Company shall fail to comply with Section 2.2(e) of this Agreement for any reason, such failure by the Company to deliver shares of its Common Stock to the Lender shall not constitute an Event of Default if the Borrower shall make the applicable Payment (including (a) the principal amount of the applicable Principal Installment Payment, and (b) the aggregate amount of any increase in the fair market value of the shares of Common Stock that were to have been delivered on the payment date from the fair market value of such shares on the date the Borrower actually makes the applicable payment in Cash) in Cash in lieu of issuing the Lender the Common Stock contemplated in Section 2.2(e).

SECTION 10. REMEDIES

10.1 General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ reasonable fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department
Attention:  Chief Legal Officer and Chad Norman
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

(b) If to Lender:

HERCULES TECHNOLOGY II, L.P.
Legal Department
Attention:  Chief Legal Officer and Chad Norman
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

(c) If to Borrower:

CHROMADEX CORPORATION
Attention:  Frank Jaksch, Chief Executive Officer
10005 Muirlands Blvd., Suite G
Irvine, CA 92618
Facsimile:  949-356-1601
Telephone:  949-419-0288

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Harvey J. Kesner, Esq.
         Edward H. Schauder, Esq.
Facsimile: 212-930-9725
Telephone: 212-930-9700

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated August 6, 2014 and accepted by Borrower on August 13, 2014).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4 negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6 Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided, that, prior to the occurrence and the continuance of any Event of Default, neither Agent nor Lender shall assign, transfer, or endorse its rights hereunder and under the other Loan Documents to any party other than an Affiliate of Agent or Lender without Borrower’s prior written consent which shall not be unreasonably withheld or delayed.

11.8 Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees.  Borrower promises to pay Agent’s and Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees (not estimated to exceed $15,000), UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality.

(a)              Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (i) is marked as confidential by Borrower at the time of disclosure, or (ii) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting  Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information:  (i) to its own directors, officers, employees, accountants, counsel and other professionaladvisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (x) agrees to be bound by the confidentiality provisions of this paragraph or (y) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (ii) if such information is generally available to the public; (iii) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (iv) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (v) to comply with any legal requirement or law applicable to Agent or Lender; (vi) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (vii) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (viii) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents and provided further that with respect to the disclosure of Confidential Information pursuant to clauses (iii) through (viii) of this Section 11.12(a), Agent and Lender agree to give the Borrower prompt notice thereof (to the extent reasonably practicable and legally permissible) so that the Borrower may seek a protective order or other appropriate remedy prior to such disclosure.

(b)              Agent and Lender further acknowledge that the Borrower is a publicly traded company.  As such, Agent and Lender agree not to use any material non-public Confidential Information in connection with the purchase or sale of the securities of the Borrower.  Lender and Agent further acknowledge that such use may constitute a violation of securities laws.

(c)              Agent and Lender acknowledge and agree that in the event they fail to comply with their obligations hereunder, Borrower shall, in addition to any other remedies available to it at law or in equity, be entitled to seek specific performance to enforce the terms of this Section 11.12.

11.13  Assignment of Rights.  Borrower acknowledges and understands that Agent or Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), provided, that, prior to the occurrence and the continuance of any Event of Default, neither Agent nor Lender shall assign, transfer, or endorse its rights hereunder and under the other Loan Documents to any party other than an Affiliate of Agent or Lender without Borrower’s prior written consent which shall not be unreasonably withheld or delayed.  After any such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

11.17 Agency.

(a) Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Lender  agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c) Agent in Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d) Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)
have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)
except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g) Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18 Publicity.  (a)  Borrower consents to the publication and use by Agent or Lender and any of its member businesses and Affiliates of (i) Borrower's name (including a brief description of the relationship among Borrower, Agent and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in Agent or Lender’s written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Lender Publicity Materials"); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Agent or Lender.  Any such publicity contemplated pursuant to this Section 11.18 shall be sent to Borrower for its prior written approval, such approval not to be unreasonably withheld or delayed.

(b)  Except as required to be disclosed by law, legal or judicial process or by any governmental or regulatory body, neither Borrower nor any of its member businesses and Affiliates shall, without Agent’s consent, publicize or use (i) Agent’s or Lender's name (including a brief description of the relationship among Borrower, Agent and Lender), logo or hyperlink to Agent’s or Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Borrower Publicity Materials"); (ii) the names of officers of Agent or Lender in the Borrower Publicity Materials; and (iii) Agent’s or Lender’s name, trademarks, servicemarks in any news release concerning Borrower.  To the extent reasonably practicable in compliance with the Borrower's regulatory requirements, the Borrower shall provide Agent with a draft of its Current Report on Form 8-K (the "Required 8-K") in connection with its disclosure requirements of the transactions contemplated by this Agreement and the Loan Documents for their review and comment.  Agent shall use its commercially reasonable efforts to provide any comments to the Borrower within one business day. Notwithstanding the foregoing, the Borrower shall be entitled to file the Required 8-K with the SEC within four (4) business days after the execution and delivery of this Agreement.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:
CHROMADEX CORPORATION Signature: /s/ Thomas C. Varvaro Print Name: Thomas C. Varvaro Title: CFO	CHROMADEX, INC. Signature: /s/ Thomas C. Varvaro Print Name: Thomas C. Varvaro Title: CFO
CHROMADEX ANALYTICS, INC. Signature: /s/ Thomas C. Varvaro Print Name: Thomas C. Varvaro Title: CFO	SPHERIX CONSULTING, INC. Signature: /s/ Thomas C. Varvaro Print Name: Thomas C. Varvaro Title: CFO

Accepted in Palo Alto, California:

AGENT: HERCULES TECHNOLOGY GROWTH CAPITAL, INC. By: /s/ Ben Bang Ben Bang, Associate General Counsel
LENDER:
HERCULES TECHNOLOGY II, L.P.,
a Delaware limited partnership

By:   Hercules Technology SBIC Management, LLC, its General Partner
By:   Hercules Technology Growth Capital, Inc., its Manager
By:   /s/ Ben Bang
          Ben Bang, Associate General Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Exhibit A:	Advance Request

Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I-1:	Borrower Conversion Election Notice

Exhibit I-2:	Lender Conversion Election Notice

Exhibit J:	Warrant Agreement

Schedule 1	Subsidiaries
Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.10	Intellectual Property
Schedule 5.14	Capitalization
Schedule 7.16	Post-Closing Items

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

(a) Borrower’s Business.  For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103.  Borrower represents and warrants to Agent and Lender as of the Closing Date and covenants to Agent and Lender for a period of one year after the Closing Date with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

1.
Size Status.  Borrower does not have tangible net worth in excess of $18 million or average net income after Federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years in excess of $6 million;

2.
No Relender.  Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.
No Passive Business.  Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties).  Borrower’s employees are carrying on the majority of day to day operations.  Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.
No Real Estate Business.  Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual.  The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.
No Project Finance.  Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business's financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells).  The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.
No Farm Land Purchases.  Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.
No Foreign Investment.  The proceeds of the Loan will not be used substantially for a foreign operation.  At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States.  The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(b) Small Business Administration Documentation.  Agent and Lender acknowledge that Borrower completed, executed and delivered to Agent SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”).  Borrower represents and warrants to Agent and Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete.

(c) Inspection.  The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents.  Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Agent, Lender or their representative, at Agent’s or Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or Lender or the SBA.

(d) Annual Assessment.  Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or Lender, Borrower will deliver to Agent a written assessment of the economic impact of Lender’s investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468.   Lender will assist Borrower with preparing such assessment.  In addition to any other rights granted hereunder, Borrower will grant Agent and Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds.  Borrower also will furnish or cause to be furnished to Agent and Lender such other information regarding the business, affairs and condition of Borrower as Agent or Lender may from time to time reasonably request.

(e) Use of Proceeds.  Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.15.  Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower's Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed.  Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will permit Agent and Lender and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.15.

(f) Activities and Proceeds.  Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720.  Without obtaining the prior written approval of Agent, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(g) Redemption Provisions.  Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lender is entitled to a redemption of its warrant pursuant to the Warrant Agreement, such redemption (in the case of Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”).  If, however, Lender delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the common stock to lose its classification as an “equity security” and Lender has determined that such classification is unadvisable), the amount Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining such warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to Borrower's earnings plus any costs and expenses of the Lender incurred in making or maintaining such warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

(h) Compliance and Resolution.   Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) that Agent, Lender and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and Lender.  In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, Lender, and any governmental regulatory agency, and (ii) upon request of Lender or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among Hercules Technology II, L.P., and Hercules Technology Growth Capital, Inc.

EXHIBIT A

ADVANCE REQUEST

To:           Agent:                                                                           Date:                      __________, 20__

Hercules Technology Growth Capital, Inc. (the “Agent”)

400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile:  650-473-9194
Attn:

ChromaDex Corporation (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Agent”), as agent for Hercules Technology II, L.P. (“Lender”) an Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)           Issue a check payable to Borrower                                                                ________

or

(b)           Wire Funds to Borrower’s account                                                                ________

Bank:                        _____________________________
Address:                    _____________________________
                                  _____________________________

ABA Number:          _____________________________
Account Number:     _____________________________
Account Name:        _____________________________

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [              ], 20[   ].

BORROWER: CHROMADEX CORPORATION

SIGNATURE:________________________

TITLE:_____________________________

PRINT NAME:______________________

ATTACHMENT TO ADVANCE REQUEST

Dated: _______________________

Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	ChromaDex Corporation

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:

Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: _____ ___, 20[ ]
FOR VALUE RECEIVED, ChromaDex Corporation, a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology II, L.P., a Delaware limited partnership or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [  ] Million Dollars ($[  ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at the Term Loan Interest Rate as such term is defined in that that certain Loan and Security Agreement dated September 29, 2014, by and among Borrower, Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”).

This Promissory Note is the Term Note referred to in, and is executed and delivered in connection with, the Loan Agreement, and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	CHROMADEX CORPORATION
By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.  Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	ChromaDex Corporation

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:

2.  Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:

Used during dates of:

Type of Organization:

State of organization:

Organization file Number:

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 33-0880006

          3.   Borrower represents and warrants to Agent that its chief executive office is located at 10005 Muirlands Blvd., Suite G, Irvine, CA 92618.

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

Patents and Patent Applications

PATENT APP. NUMBER	PATENT NUMBER	TITLE OF PATENT	ISSUE DATE	APP DATE	ASSIGNEE
US 61/535143		PTEROSTILBENE AND STATIN COMBINATION FOR TREATMENT OF METABOLIC DISEASE, CARDIOVASCULAR DISEASE, AND INFLAMMATION		9/15/2011	CHROMADEX, INC.
US PCT/US2013/039105		PTEROSTILBENE AND CURCUMIN COMBINATION FOR TREATMENT OF OXIDATIVE STRESS AND INFLAMMATION		5/1/2013	CHROMADEX, INC.
US 61/484977		METHOD FOR INDUCING UDP-GLUCURONOSYLTRANSFERASE ACTIVITY USING PTEROSTILBENE		5/11/2011	CO-INVENTOR WITH UNIVERSITY OF CALIFORNIA
	US 6852342	COMPOUNDS FOR ALTERING FOOD INTAKE IN HUMANS	2/8/2005		CO-INVENTOR WITH AVOCA, INC.

Trademarks and Trademark Applications

•  Trademarks registered or trademark applications submitted by ChromaDex, Inc.

o  US:         ChromaDex®, Puenergy®, pTeroPure®, ProC3G®, anthopure®, NIAGENTM, NUTRAGAC®, pTeroBerry®, ,

o  MEXICO: pTeroPure

Copyrights

None.
Licenses to Use Trademarks, Patents and Copyrights of Others

Geography	Patent App #	Patent #	Title of Patent	Patent Issue Date	Patent Application Date	Assignee
US		8106184	Nicotinoyl riboside compositions and methods of use	1/31/2012		Cornell
US		8114626	Yeast strain and method for using the same to produce nicotinamide riboside	2/14/2012		Dartmouth
US		8197807	Nicotinamide riboside kinase compositions and methods for using the same	6/12/2012		Dartmouth
US		8383086	Nicotinamide riboside kinase compositions and methodsfor using the same	2/26/2013		Dartmouth
US		7776326	Methods and compositions for treating neuropathies	8/17/2010		Washington University
US	11/542832		Yeast strain and method for using the same to produce nicotinamide riboside		3/18/2010	Dartmouth
US	13/260392		Yeast strain and method for using the same to produce nicotinamide riboside		3/18/2010	Dartmouth
US	20120164270 (A1)		Yeast strain and method for using the same to produce nicotinamide riboside		6/28/2012	Dartmouth
PCT	US2010/027792		Yeast strain and method for using the same to produce nicotinamide riboside		3/18/2010	Dartmouth

WO	2010111111 A1		Yeast strain and method for using the same to produce nicotinamide riboside		3/18/2010	Dartmouth
US	60/886854		Methods and compositions for treating neuropathies		1/28/2008	Washington University
US	12/524718		Methods and compositions for treating neuropathies		1/28/2008	Washington University
US	20100047177 A1		Methods and compositions for treating neuropathies		2/25/2010	Washington University
PCT	2008/001085		Methods and compositions for treating neuropathies		1/28/2008	Washington University
WO	2008091710 A2		Methods and compositions for treating neuropathies		1/28/2008	Washington University
CA	2676609		Methods and compositions for treating neuropathies		1/28/2008	Washington University
MX	20090008022		Methods and compositions for treating neuropathies			Washington University
US	2012172584 A1		Nicotinoyl riboside compositions and methods of use		1/17/2012	Cornell
IN	4525Delnp/2008		Nicotinoyl riboside compositions and methods of use		11/17/2006	Cornell
EP	1957086 A2		Nicotinoyl riboside compositions and methods of use		11/17/2006	Cornell
CN	101360421 A		Nicotinoyl riboside compositions and methods of use		11/17/2006	Cornell
AU	2006238858 A2		Nicotinamide riboside kinase compositions and methods for using the same	3/14/2013		Dartmouth
CA	2609633		Nicotinamide riboside kinase compositions and methods for using the same		4/20/2006	Dartmouth
US	60/577233		Methods and compositions for treating neuropathies		6/4/2004	Washington University
US	60/641330		Methods and compositions for treating neuropathies		1/4/2005	Washington University
PCT	2005/019524		Methods and compositions for treating neuropathies		6/3/2005	Washington University
WO	2006001982 A2		Methods and compositions for treating neuropathies		6/3/2005	Washington University
ZL	200580018114.8		Methods and compositions for treating neuropathies			Washington University
CN	1964627		Methods and compositions for treating neuropathies	10/19/2011		Washington University
US	11/144358		Methods and compositions for treating neuropathies		6/3/2005	Washington University
US	12/790722		Methods and compositions for treating neuropathies		6/3/2005	Washington University
US	20100272702 A1		Methods and compositions for treating neuropathies		6/3/2005	Washington University
EP	20050790283		Methods and compositions for treating neuropathies		6/3/2005	Washington University
EP	1755391 A2		Methods and compositions for treating neuropathies		6/3/2005	Washington University
US		8133917	Pterostilbene as an agonist for the peroxisome proliferator-activated receptor alpha isoform	3/13/2012		University of Mississippi and U.S. Depart of Agriculture
US		8252845	Pterostilbene as an agonist for the peroxisome proliferator-activated receptor alpha isoform	2/26/2013		University of Mississippi and U.S. Depart of Agriculture
US	12/136341		Method to Ameliorate Oxidative Stress and Improve Working Memory via Pterostilbene Administration		8/8/2011	University of Mississippi and U.S. Depart of Agriculture

US	13/105470		Anxiolytic Effects of Pterostilbene		5/11/2011	University of Mississippi and U.S. Depart of Agriculture
KOR	10-2012-7013257		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic		2012	Green Molecular S.L
MX	2012/005013		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic		2012	Green Molecular S.L.
RUS	2012122241		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic		2012	Green Molecular S.L
US	13/504056		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic		10/29/2010	Green Molecular S.L.
US		8227510	Combine use of pterostilbene and quercetin for the production of cancer treatment medicaments	7/24/2012		Green Molecular S.L.
EU		5774387.4	Combine use of pterostilbene and quercetin for the production of cancer treatment medicaments	3/18/2009		Green Molecular S.L.
EU		10775793.2	Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic	7/24/2013		Green Molecular S.L.
CA	2778151		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmeting		10/29/2010	Green Molecular S.L.
CHN	201080048865.5		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic			Green Molecular S.L.
ISRL	219318		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic			Green Molecular S.L.
JPN	2012-535862		Use of pterostilbene as medicament for prevention and/or treatment of skin diseases, damages or injuries or as cosmetic		2012	Green Molecular S.L.
US	61/484977		Method for Inducing UDP-lucuronosyltrasferase Activity Using Pterostilbene		5/11/2011	UC Regents
US	13/466,827		Method for Inducing UDP-lucuronosyltrasferase Activity Using Pterostilbene		5/8/2012	UC Regents
PCT	US2012/064993		Method for Inducing UDP-lucuronosyltrasferase Activity Using Pterostilbene		11/14/2012	UC Regents
US	62/046,065		Prevention of UV-induced hyperplasia and DNA damage in skin by Pterostilbene		9/4/2014	UC Regents
US	62/046,068		Prevention of UV-induced loss of barrier function in skin by Pterostilbene		9/4/2014	UC Regents
US	61/249188		Use of Polyphenols in the Treatment of Cancer		10/6/2009	Green Molecular S.L.
US		7338791	Production of Flavonoids by Recombinant Microorganisms	3/4/2008		State Univ of New York

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Deposit Accounts

Institution Name and Address	Account Number	Average Balance in Account	Name of Account Owner
Wells Fargo N.A.		$900,000	ChromaDex, Inc.
Wells Fargo N.A.		$0 (Zero Balance Account)	ChromaDex Analytics, Inc.
Wells Fargo N.A.		$150,000	Spherix Consulting, Inc.

Investment Accounts

None.

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc. (as “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated September 29, 2014 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Technology Growth Capital, Inc. (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Hercules Technology Growth Capital, Inc., as agent for the Lender (the “Agent”) and ChromaDex Corporation (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that [no Event of Default exists and there exists no fact or condition that would, with the passage of time, the giving of notice, or both, constitute an Event of Default] [or if any Event of Default exists or there exists any fact or condition that would, with the passage of time, the giving of notice, or both, constitute an Event of Default under the Loan Documents, describe the same].  The undersigned further certifies that the attached Financial Statements are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 150 days
Very Truly Yours,

CHROMADEX CORPORATION

By:	____________________________
Name:	_____________________________
Its:	____________________________

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between__________________., a ___________ corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A.  Subsidiary’s Affiliate, ChromaDex Corporation (“Company”) has entered into that certain Loan and Security Agreement dated September 29, 2014, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.
 By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [        ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements.  To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity.  By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.
Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.
Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:
Name:
Title:

Address:

Telephone: ___________
Facsimile: ____________

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:____________________________________

Name:__________________________________

Title: ___________________________________

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
Hercules Technology II, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA  94301

Re:  Loan and Security Agreement dated September 29, 2014 between ChromaDex Corporation (“Borrower”), Hercules Technology II, as Lender, and Hercules Technology Growth Capital, Inc., as Agent (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below.  The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH
CITY	STATE AND ZIP CODE
TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

CHROMADEX CORPORATION

By: _________________________________________

Date: ________________________________________

EXHIBIT I-1

BORROWER CONVERSION ELECTION NOTICE

[INSERT DATE]

Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated September 29, 2014 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc., as Agent [and a Lender] and Hercules Technology II, L.P., as a Lender, and ChromaDex Corporation (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

Borrower hereby irrevocably elects to make the Principal Installment Payment in the amount of $_________ due on [________] (the “Delivery Date”) in shares of Common Stock in accordance with Section 2.2(e) of the Loan Agreement.1  The number of shares of Common Stock to be delivered to Lender, on or prior to the Delivery Date, is [_____________], which amount was determined in accordance with Section 2.2(e) of the Loan Agreement.  The stock certificates shall be delivered free and clear of any restrictive legends.

Borrower hereby represents, warrants and certifies to Lender that, as of the date hereof, all of the Conversion Conditions have been satisfied.  Borrower acknowledges and agrees that its right to pay the Principal Installment Payment in Common Stock in accordance with this Conversion Election Notice is subject to the satisfaction of all of the Conversion Conditions on the Delivery Date and, to the extent any of the Conversion Conditions are not satisfied on the Delivery Date, Borrower shall pay the Principal Installment Payment in cash.

                                                                Sincerely,

           CHROMADEX CORPORATION

By:	____________________________

Name:	____________________________

Its:	____________________________

1 Note: In accordance with Section 2.2(e) of the Loan Agreement, the Delivery Date must be at least 10 days following the date of delivery of this Conversion Election Notice.

EXHIBIT I-2

LENDER CONVERSION ELECTION NOTICE

[INSERT DATE]

ChromaDex Corporation
10005 Muirlands Blvd., Suite G
Irvine, CA 92618
Attention: Frank Jaksch, Chief Executive Officer

Reference is made to that certain Loan and Security Agreement dated September 29, 2014 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc., as Agent and Hercules Technology II, L.P., as a Lender, and ChromaDex Corporation (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

Lender hereby irrevocably elects to accept the Principal Installment Payment in the amount of $_________ due on [________] (the “Delivery Date”) in shares of Common Stock in accordance with Section 2.2(e) of the Loan Agreement.2   The number of shares of Common Stock to be delivered to Lender, on or prior to the Delivery Date, is [_____________], which amount was determined in accordance with Section 2.2(e) of the Loan Agreement.  The stock certificates shall be delivered free and clear of any restrictive legends.

Lender hereby represents, warrants and certifies to Borrower that, as of the date hereof, all of the Conversion Conditions have been satisfied.  Lender acknowledges and agrees that its right to receive the Principal Installment Payment in Common Stock in accordance with this Conversion Election Notice is subject to the satisfaction of all of the Conversion Conditions on the Delivery Date and, to the extent any of the Conversion Conditions are not satisfied on the Delivery Date, Lender shall accept the Principal Installment Payment in cash.

Sincerely,

LENDER AND AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., as Agent	HERCULES TECHNOLOGY II, L.P., as a Lender
By:Hercules Technology SBIC Management, LLC, its General Partner

By:	By:Hercules Technology Growth Capital, Inc., its Manager
Name:
Title:	By:
Name:
Title:

2 Note: In accordance with Section 2.2(e) of the Loan Agreement, the Delivery Date must be at least 10 days following the date of delivery of this Conversion Election Notice.

EXHBIT J

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Stock of

CHROMADEX CORPORATION

Dated as of September 29, 2014 (the “Effective Date”)

WHEREAS, ChromaDex Corporation, a Delaware corporation, has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent, and Hercules Technology II, L.P., a Delaware limited partnership, as a lender (the “Warrantholder”) and the other lender parties thereto;

WHEREAS, the Company (as defined below) desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Stock (as defined below) pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable shares of the Common Stock equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (defined below). The Exercise Price of such shares is subject to adjustment as provided in Section 8.  As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Company” means ChromaDex Corporation, a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Charter” means the Company’s Articles of Incorporation, Certificate of Incorporation or other constitutional document, as may be amended from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share;

“Exercise Price” means $1.062 per share, subject to adjustment pursuant to Section 8;

“Merger Event” means any sale, lease or other transfer of all or substantially all assets of the Company or any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of preferred stock or other securities or property of another entity;

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Warrant Coverage” means $445,000.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein (the “Warrant) shall commence on the Effective Date and shall be exercisable for a period ending five (5) years from the Effective Date.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”).  If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X =     Y(A-B)
A

Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.

Y =	the number of shares Common Stock requested to be exercised under this Agreement.

A =	the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(i) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the prior day closing price before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Common Stock is convertible (as applicable) at the time of such exercise; or

(ii) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the prior day closing bid and asked price quoted on the NASDAQ system (or similar system) before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Common Stock is convertible (as applicable) at the time of such exercise;

(iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Common Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Common Stock is convertible (as applicable) at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Common Stock shall be deemed to be the per share value received by the holders of the Company’s Common Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration.  To the extent this Agreement is not previously exercised as to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration.  For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a).  To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Common Stock issuable hereunder.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then fair market value of one share of Common Stock.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement.  Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement.  Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event.  If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of Common Stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event.  In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and  adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.  Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that the foregoing assumption requirement shall not apply if (i) the consideration to be paid for or in respect of the outstanding shares of Common Stock in such Merger Event consists solely of cash and/or readily marketable securities, and (ii) the value of such consideration (as determined at closing in accordance with the definitive executed transaction documents) to be paid for or in respect of each outstanding share of Common Stock is at least three (3) times the Exercise Price in effect as of immediately prior to the closing of such Merger Event.  In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Reclassification of Shares.  Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares of Common Stock issuable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares of Common Stock issuable hereunder shall be proportionately decreased.

(d) Stock Dividends.  If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Common Stock payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to Common Stock (or stock into which the Common Stock is convertible, as applicable), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible, as applicable) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) [Intentionally Omitted.]

(f) Notice of Adjustments.  If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) there shall be any Merger Event; (iii) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder:  (A) at least thirty (30) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 12(g) below.

(g) Reserved.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock.  The Common Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws.  The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof.  The Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities.  All issued and outstanding shares of Common Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All outstanding shares of Common Stock, Common Stock and any other securities were issued in full compliance with all federal and state securities laws.  In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of (A) 150,000,000 shares of Common Stock, of which 106,913,985 shares are issued and outstanding, and (B) 0 shares of Preferred Stock.

(ii) The Company has reserved 18,626,802 shares of Common Stock for issuance under its Equity Incentive Plan(s), under which 13,852,830 options are outstanding. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.  The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(iii) In accordance with the Company’s Charter, no stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.

(e) Registration Rights. The Company agrees that the shares of Common Stock issued and issuable upon exercise of this Warrant, shall have the “Piggyback,” and S-3 registration rights, or S-1 registration rights in the event that the Company is not S-3 eligible, pursuant to and as set forth in the Company’s investor rights agreement or similar agreement (the “Investor Rights Agreement”), as applicable, on a pari passu basis with the holders of outstanding shares of Common Stock who are parties thereto. The provisions set forth in the Company’s Investor Rights Agreement or similar agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Common Stock issued and issuable upon exercise hereof in the same manner as such amendment, modification, or waiver affects the rights associated with all outstanding shares of Common Stock whose holders are parties thereto.  If at any time the Company shall determine to file with the SEC a registration statement relating to an offering for the account of others under the Act of any of its equity securities (other than on Form S-4, Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock option or other bona fide, employee benefit plans) the Company shall use its best efforts to include in such registration statement all of the shares of Common Stock issued and issuable upon exercise of this Warrant.  Notwithstanding the contrary in this Section 9(e), the Company shall not be obligated to register such shares of Common Stock if at such time such shares may be sold without restriction pursuant to Rule 144.

(f) Other Commitments to Register Securities.  Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g) Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Common Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible,  in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i) Information Rights.  During the term of this Warrant, Warrantholder shall be entitled to the information rights contained in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose.  The right to acquire Common Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Common Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue.  The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration.  The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Agreement or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) Short Sales.  Warrantholder warrants that it is has not previously engaged in short sales of the Common Stock, and Warrantholder covenants that it will not engage in short sales of the Common Stock.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, with the Company’s prior written consent (provided that no consent shall be required for transfers to affiliates of Warrantholder or if the Company is in default under the Loan Agreement) and without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed.  Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement.  The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 11. MISCELLANEOUS.

(a) Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Additional Documents.  The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 9(a) through 9(d), 9(f) and 9(g). The Company shall also supply documentation reasonably necessary to evaluate whether to exercise (in cash or a net issuance basis) this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective stockholders, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, 409A valuations (if any), and board determination of share value (including any waterfall or per share allocations provided to the share/unitholders), and (iii) most recent articles of incorporation or organization (as applicable).

(e) Attorney’s Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement.  For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f) Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY II, L.P.
Legal Department
Attention:  Chief Legal Officer
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

(i)           If to the Company:

CHROMADEX CORPORATION
Attention:  Chief Executive Officer
10005 Muirlands Blvd., Suite G
Irvine, CA 92618
Facsimile:  949-356-1601
Telephone:  949-419-0288

or to such other address as each party may designate for itself by like notice.

(h) Entire Agreement; Amendments.  This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Warrantholder’s proposal letter dated August 6, 2014 and accepted by the Company on August 13, 2014).  None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i) Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j) No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(l) Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law.  This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California.  Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of California.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue.  All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g).  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY.  This waiver extends to all such Claims, including Claims that involve Persons other than Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p) Judicial Reference.  If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(q) Prejudgment Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(r) Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:

CHROMADEX CORPORATION

By:
Name:
Title:

WARRANT HOLDER:

HERCULES TECHNOLOGY II, L.P.,
a Delaware limited partnership

By:Hercules Technology SBIC Management, LLC,
its General Partner

By:Hercules Technology Growth Capital, Inc.,

its Manager

By:
Name: Ben Bang
Title: Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:           CHROMADEX CORPORATION

(1)
The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of ChromaDex Corporation, pursuant to the terms of the Agreement dated the 29th day of September, 2014 (the “Agreement”) between ChromaDex Corporation and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANT HOLDER:	HERCULES TECHNOLOGY II, L.P.,

a Delaware limited partnership

By:  Hercules Technology SBIC Management, LLC,
its General Partner

By:  Hercules Technology Growth Capital, Inc.,
its Manager

By:
Title:
Name:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE
The undersigned [____________________________________], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology L.P. II, a Delaware limited partnership to purchase [____] shares of the Common Stock of ChromaDex Corporation pursuant to the terms of the Agreement, and further acknowledges that [______] shares remain subject to purchase under the terms of the Agreement.

COMPANY	CHROMADEX CORPORATION
By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.

Acknowledged and accepted:

CHROMADEX CORPORATION

By:

Title:

Date:

  SCHEDULE 1

  SUBSIDIARIES

Name	Jurisdiction	Date of Formation
ChromaDex Inc.	California, USA	February 22, 2000
ChromaDex Analytics, Inc.	Nevada, USA	February 5, 2003
Spherix Consulting, Inc.	Delaware, USA	April 11, 2008
ChromaDex UK Limited	Northern Irelend, UK	August 4, 2014
ChromaSolar, Inc.	Nevada, USA	February 14, 2011

  SCHEDULE 1.1

  COMMITMENTS

LENDER	TERM COMMITMENT
HERCULES TECHNOLOGY II, L.P.	$5,000,000
TOTAL COMMITMENTS	$5,000,000

SCHEDULE 1A

PERMITTED INDEBTEDNESS

Debt Provider	Start Date	End Date	Estimated Payments Remaining (Including Interest)*	Equipment Leased with Lien
GE Capital Solutions	Mar, 2010	Feb, 2015	$29,184	Laboratory Equipment
Quantum Analytics	Nov, 2011	Oct, 2016	$19,685	Laboratory Equipment
CIT Financial Services	Jan, 2012	Dec, 2016	$28,366	Phone System
Thermo Fisher Finance	Dec, 2012	Nov, 2017	$14,008	Laboratory Equipment
US Bank	Jan, 2013	Dec, 2017	$65,392	Laboratory Equipment
US Bank	July, 2013	June, 2018	$51,438	Laboratory Equipment
Susquehanna Commercial	Oct, 2013	Sep, 2018	$51,624	Laboratory Equipment
M2 Lease Fund	Oct, 2013	Sep, 2018	$76,419	Laboratory Equipment
Quantum Analytics	Apr, 2014	Mar, 2019	$244,294	Laboratory Equipment
Quantum Analytics	Sep, 2014	Aug, 2019	$121,867	Laboratory Equipment

  SCHEDULE 1B

  PERMITTED INVESTMENTS

1.          Leases of equipment, security agreements naming the Company or its subsidiaries as secured party

•	Bruker FTNIR Lab Equipment loaned to our customer “Beehive Botanicals” located at 16297 W. Nursery Road, Hayward, WI 54843.

•	Bruker FTNIR Lab Equipment loaned to our customer “Soft Gel Technologies, Inc.” located at 6982 Bandini Blvd., Los Angeles, CA 90040.

2.          670,658 shares of Series I Preferred Shares of NeutriSci International Inc. (“NeutriSci”), an Alberta corporation located in Canada.  Of this amount, a number of shares having a value of $500,000 will be transferred to Alpha Capital Anstalt, a Lichtenstein anstalt upon the earlier of (a) December 31, 2014; or (b) the consummation by NeutriSci of any action resulting in the shares of its common stock being listed on an exchange.  In addition, a number of shares having a value of $50,000 will be transferred to Palladium Capital Advisors, LLC upon the consummation by NeutriSci of any action resulting in the shares of its common stock being listed on an exchange.

  SCHEDULE 1C

  PERMITTED LIENS

The Company currently has following capital leases, which there are liens on the equipment we are leasing.

Lease Provider (Lien Holder)	Start Date	End Date	Estimated Payments Remaining (Including Interest)*	Equipment Leased with Lien
GE Capital Solutions	Mar, 2010	Feb, 2015	$29,184	Laboratory Equipment
Quantum Analytics	Nov, 2011	Oct, 2016	$19,685	Laboratory Equipment
CIT Financial Services	Jan, 2012	Dec, 2016	$28,366	Phone System
Thermo Fisher Finance	Dec, 2012	Nov, 2017	$14,008	Laboratory Equipment
US Bank	Jan, 2013	Dec, 2017	$65,392	Laboratory Equipment
US Bank	July, 2013	June, 2018	$51,438	Laboratory Equipment
Susquehanna Commercial	Oct, 2013	Sep, 2018	$51,624	Laboratory Equipment
M2 Lease Fund	Oct, 2013	Sep, 2018	$76,419	Laboratory Equipment
Quantum Analytics	Apr, 2014	Mar, 2019	$244,294	Laboratory Equipment
Quantum Analytics	Sep, 2014	Aug, 2019	$121,867	Laboratory Equipment
* The remaining payment amount is as of end of September 30, 2014.

SCHEDULE 5.5

ACTIONS BEFORE GOVERNMENTAL AUTHORITIES

An inquiry by Securities Commission Exchange related to our restatements of financials during fiscal year 2013 and our internal controls for the fiscal year 2012 and 2013.

SCHEDULE 5.10

INTELLECTUAL PROPERTY

Behind in payments on the following license, but neither a material breach nor failure to perform material obligation because still within cure period:

License Agreement between ChromaDex, Inc. and Green Molecular, SL, dated August 1, 2013Schedule 5.11  Borrower Products

SCHEDULE 5.10

CAPITALIZATION

 (As of September 30, 2014)

ChromaDex Corporation	Authorized / Reserved (Shares)	Issued and Outstanding (Shares)
Common Stock	150,000,000	105,239,985
Unvested Restricted Stock	-	1,674,000
Total Common Stock, Including Unvested Restricted Stock	150,000,000	106,913,985

Stock Options	18,626,802	14,022,830

SCHEDULE 7.16

  POST-CLOSING ITEMS

Borrower shall deliver or cause to be delivered to Agent:

1.           On or before October 31, 2014, a Consent of Landlord in form reasonably satisfactory to Agent with the landlord of the premises leased by Borrower at 10005 Muirlands Blvd. Suite G, Irvine, CA  92618.

2.           On or before October 31, 2014, a Consent of Landlord in form reasonably satisfactory to Agent with the landlord of the premises leased by Borrower at 11900 Parklawn Drive, Suite 200, Rockville, MD  20852.

3.           On or before November 7, 2014, a Consent of Landlord in form reasonably satisfactory to Agent with the landlord of the premises leased by ChromaDex Analytics, Inc. at 2830 Wilderness Place, Boulder, CO 80301.

4.           On or before October 31, 2014, a Bailee Acknowledgment in form reasonably satisfactory to Agent from Westset Distribution, Inc., the bailee in possession of Borrower’s inventory located at 14041 Rosecrans Ave., La Mirada, CA 90638.

5.           On or before October 31, 2014, the Bylaws of Spherix Consulting, Inc.

6.           On or before October 5, 2014, the Articles of Incorporation, Bylaws and Good Standing Certificates of ChromaDex, Inc.